Exhibit 99.(b).4

AMENDMENT DATED MARCH 10, 2016

TO THE AMENDED AND

RESTATED
BY-LAWS OF

JOHN HANCOCK BOND TRUST

DATED MARCH 8, 2005 AS AMENDED

Section 4.3 of ARTICLE IV is hereby amended and replaced in its entirety by the following:

Section 4.3     Retirement Age. The retirement age for Trustees shall be determined from time to time by a resolution of the majority of the Trustees.